SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 3, 2006

724 Solutions Inc.

(Exact Name of Registrant as Specified in Charter)

Canada	000-31146	Inapplicable

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer ID Number)

1221 State Street, Suite 200, Santa Barbara, CA 93101

(Address of principal executive offices)

Registrant’s telephone number, including area code: (805) 884-8308

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry Into a Material Definitive Agreement.

          On April 6, 2006, 724 Solutions Inc. (the “Company”) entered into a definitive arrangement agreement with Austin Ventures VIII, L.P. and 724 Holdings, Inc. (“724 Holdings”), by which 724 Holdings would acquire all the outstanding common shares of the Company not owned by funds affiliated with Austin Ventures, L.P. (“Austin Ventures”) or its related persons for cash consideration of US$3.34 per common share (the “Arrangement Agreement”).  The transaction is to be carried out by way of a court-approved plan of arrangement.  Under the Arrangement Agreement, holders of options having an exercise price less than US$3.34 would receive a cash payment in an amount per share equal to the difference between US $3.34 and the exercise price, and all outstanding options will be cancelled.

          The Board of Directors of the Company approved the Arrangement Agreement following the report and favorable recommendation of its Special Committee of directors independent of management of the Company and independent of Austin Ventures who reviewed and considered the arrangement.

          The Arrangement Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 8.01.     Other Events.

          In advance of the Arrangement Agreement, the Registrant entered into a Deferral Agreement (the “Deferral Agreement”), pursuant to which the Registrant and affiliates of Austin Ventures have agreed that payment of the quarterly interest amounts due under the notes issued by the Registrant will be deferred until the earlier to occur of (i) the termination of the Arrangement Agreement or (ii) the effectiveness of the Arrangement. A copy of the Deferral Agreement is attached hereto as Exhibit 99.1.

Item 9.01.     Financial Statements and Exhibits.

2.1	Arrangement Agreement dated April 6, 2006 by and among 724 Solutions Inc., Austin Ventures VIII, L.P. and 724 Holdings, Inc.

99.1

Deferral Agreement by and among 724 Solutions, Inc., 724 Solutions Software, Inc., Austin Ventures VIII, LP, Austin Ventures VI, LP and Austin Ventures VI Affiliates Fund, LP dated as of April 3, 2006.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

724 SOLUTIONS INC.

	By:	/s/ Stephen Morrison

	Name:	Stephen Morrison
	Title:	Chief Financial Officer and Senior
Vice President, Corporate Services
Dated: April 7, 2006

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